EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX UPDATES GUIDANCE FOR JUNE QUARTER FY06

SAN JOSE, CA, JUNE 8, 2005 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the June quarter of fiscal 2006.

•                  June quarter guidance is unchanged.  Prior guidance called for sales growth to be flat to up 4% sequentially.

•                  Gross margin is expected to be approximately 61%, unchanged from the March quarter’s gross margin, due to the higher than anticipated ramp of 90nm product revenues.

•                  Combined inventory levels at Xilinx and worldwide distributors are expected to trend down to approximately 130 days, consistent with prior guidance.

No conference call will be held in conjunction with this guidance revision.  Additional commentary pertaining to the quarter will be available when the company reports its first quarter financial results on July 21, 2005.

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This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, a high reliance on turns business which is defined as business that is booked and shipped within the quarter, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, inventory levels at customers and throughout the supply chain, product mix shift to our newer products, which have lower gross margins, customer acceptance of our new products, and other risk factors listed in our most recent Form 10-K.

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